EXHIBIT 10.24
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September 1, 1999



Mr. Jon Zazula
Megaforce Records
3301 Windybush Road
New Hope, PA 18938

Dear Mr. Zazula:

CDKnet is pleased to submit the following proposal covering development, implementation and cost of creating a Megaforce Records (MR) MixFactory enabled website. The specifics are as follows:

WEBSITE

CDKnet will deliver the MR web site (at no charge on CD-Rom) that CDKnet created for MR under a prior contract.

MIXFACTORY

The MR web site will include the MixFactory Technology. MixFactory Technology enables visitors to the MR web site to create customized and personalized multimedia CDs, using MR artist's video and audio content, on a one-up basis which will be burnt and mailed out to the consumer the following day. MixFactory allows MR to create an additional revenue stream from new and old audio, video and graphical content it owns. The electronic files created with MR's content will reside on the CDKnet server for production purposes. At no time will CDKnet assume ownership or licensing ability from content provided by MR. MR will provide all audio, video, EPK's, movie trailers and graphical source footage to CDKnet for preparation, free from third party license and royalty obligations.

CDKnet will digitize and prepare MR's content for inclusion in the MixFacotry portion of the site.

CDKnet will collect and retain shipping and handling charges (approx. $4.95/CD) as well as twenty percent (20%) of the retail cost before shipping and handling on each MR's MixFactory CD it prepares and ships. MR will determine content pricing and retain eighty percent (80%) of retail on each MR's MixFactory CD before shipping and handling charges. CDKnet will provide an e-commerce solution and payment to MR along with accounting statements on a monthly basis. Accounting statements will account for every track of content (video, audio or other) ordered and database created by consumer purchases. Database created will be the sole property of MR. MR will receive cross promotion via a link from CDKnet's MixFactory.com web site.


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TERM

CDKnet will develop and maintain the Megaforce Records MixFactory site for a period of 2 years on a nonexclusive basis.

Unlike our competitors, as you saw in our meeting, CDKnet offers MR an opportunity to generate revenues from its web site subscribers using MixFactory Technology.

Thank you for considering CDKnet and we look forward to working with MR on what I believe will be a long-standing relationship. If you have any questions, about CDKnet's proposal please contact me at michael@cdknet.com or (212) 547-6070.

Regards, Please show your agreement by signing below:



/s/ Michael Jolly                                    /s/ Jon Zazula
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EVP Entertainment Group                              Megaforce Records